Exhibit (a)(4)

 August 29, 2024

 U.S. Securities and Exchange Commission

 Office of the Chief Accountant

 100 F Street, NE

 Washington, DC 20549

 Re: Carillon Series Trust

 File no. 811-07470

 Dear Sir or Madam:

We have read Item 8 and Exhibit 19(a)(4) of Form N-CSR of Carillon Chartwell Real Income Fund, Carillon Chartwell Mid Cap Value Fund, Carillon Chartwell Small Cap Value Fund, Carillon Chartwell Short Duration High Yield Fund, and Carillon Chartwell Small Cap Growth Fund, each a series of the Carillon Series Trust, dated August 29, 2024, and agree with the statements concerning our Firm contained therein.

 Very truly yours,

Cohen & Company, Ltd.

 C O H E N & C O M P A N Y , L T D .

 800.229.1099 | 866.818.4538 fax | cohencpa.com

 Registered with the Public Company Accounting Oversight Board